HYNES & HOWES INSURANCE COUNSELORS, INC.
                             Statement of Cash Flow
              For the Years Ended September 30, 1997, 1996 and 1995
                 Increase (Decrease) in Cash and Cash Equivalent


                                                 Year Ended September 30,
                                          1997             1996            1995
Cash Flow from Operating Activities:
   Interest Received                 $ 115,571       $  171,544      $  176,566
   Miscellaneous Income Received           814              501              11
   Interest Paid                       (41,517)        (101,493)       (105,522)
   Legal, Audit and Management
     Fees Paid                         (49,655)         (46,155)        (41,329)
   Repairs and Maintenance Paid        (13,799)            (824)            (19)
   Cash Paid to Suppliers for
      Operating Expenses                (7,860)          (8,176)        (16,045)

      Net Cash Provided by
        Operating Activities         $   3,554       $   15,397      $   13,662

Cash Flows from Investing Activities:
   Principal Collected on Sale of
     Agency Contracts                $       0       $        0      $  239,020
   Principal Collected on Sale of
     Tanglefoot Apartments Contract  1,572,240            9,907          12,254
   Principal Collected on
     Real Estate Contracts              12,827              791              29
   Purchase of Real Estate Contracts  (526,413)               0        (128,496)
   Purchase of Real Estate             (31,848)               0               0
   Payments on Real Estate Mortgages  (991,555)         (42,507)        (38,478)
   Payment of Commissions Payable            0                0         (81,000)
   Buyers Escrow Collected (Paid)       (6,650)         (20,603)            920
   Apartment Building Escrow
     Received (Paid)                         0          (13,013)         (9,450)
   Purchase (Redeem) Tax Certificates   (1,459)             (72)         (2,883)
   Down Payment on Real Estate             500                0               0

      Net Cash Provided (Used) by
         Investing Activities        $  27,642       $  (65,497)     $   (8,084)

Cash Flows from Financing Activities:
   Proceeds (Payments) from Loans    $ (27,000)      $   27,000      $   (2,000)

      Net Cash Provided (Used) by
         Financing Activities        $ (27,000)      $   27,000      $   (2,000)

   Net Increase (Decrease) in Cash and
      Cash Equivalents                   4,196       $  (23,100)     $    3,578
Cash and Cash Equivalents at Beginning
   of Year                               6,479           29,579          26,001

Cash and Cash Equivalents at
   End of Year                       $  10,675       $    6,479      $   29,579


Notes to Financial Statements are an integral part of these statements.